Exhibit 99.1
BACKWEB REPORTS IMPROVEMENT IN
YEAR-OVER-YEAR Q1 2007 BOTTOM-LINE RESULTS
SAN JOSE, Calif., May 14, 2007 — BackWeb Technologies Ltd. (OTC BB: BWEBF), a leading provider of software designed to mobilize business web applications, today reported financial results for its first quarter ended March 31, 2007 and reviewed recent license activity.
BackWeb reported Q1 2007 total revenue of approximately $1.2 million, comprised of license revenue of approximately $470,000 and maintenance and service revenue totaling approximately $700,000. This compares to Q4 2006 revenue of approximately $1.3 million and Q1 2006 revenue of approximately $1.7 million. Q1 2006 results included approximately $250,000 of revenue recognition from a license agreement with F-Secure entered into during Q4 2004. BackWeb’s total net expenses in Q1 2007 were $1.65 million, 10% above the Company’s previously disclosed target expense rate of approximately $1.5 million though well below total net expenses in Q1 2006 of approximately $2.3 million. The decline in operating expenses reflects the impact of the Company’s previously announced active cost management disciplines.
BackWeb reported a net loss for Q1 2007 of $480,000, or $0.01 per share. In the year-ago period, the Company reported a net loss of $842,000, or $0.02 per share. The net loss is slightly above the high end of the range previously announced for Q1 2007 due to higher than anticipated expenses related to the year-end audit and administrative fees.
BackWeb’s cash and investments position increased slightly to $4.5 million as of March 31, 2007. The Company’s cash position included the receipt of an initial $500,000 payment from a Foundation product license sale. The license payment, which is non-refundable, was recorded as deferred revenue, pending the successful completion of an acceptance process later this year.
BackWeb’s CEO, Bill Heye, commented, “We executed on a range of initiatives during Q1 and are pleased with our achievements and progress. We licensed our Offline Access Server product to another large enterprise manufacturing customer, we entered into the previously disclosed license agreement for our Foundation product, and we saw productive activity in our relationships with Salesforce.com and Oracle/PeopleSoft. We continue to view partners as offering an important avenue to expand the reach of our sales and marketing efforts.

“Q1 also confirmed our ability to operate the business with the benefits of a significantly lower expense base. Though the long-term goal for BackWeb is to drive sales growth from our portfolio of products, our near term imperative is to manage the business to profitability. We were pleased that from a cash burn perspective, we were able to end Q1 2007 with a modest increase in cash and investments, maintaining our financial position.”
About BackWeb Technologies:
BackWeb (http://www.backweb.com) mobilizes critical web applications and content for mobile workforces and remote offices. Mobile professionals can be productive anytime, anywhere, without interruption, regardless of connection status or network availability. BackWeb’s web and polite synchronization mobile solution delivers a seamless and simple user experience. The solution is commonly deployed to sales forces, field employees, mobile managers and remote operations. Typical e-business applications include enterprise sales force automation, CRM, e-learning and training and Human Capital Management (HCM). Content examples include document repositories and rich media.
BackWeb customers include market leaders such as Boehringer Ingelheim, Eastman Kodak, GE Healthcare, Hewlett-Packard, Johnson & Johnson, KLA Tencor, Lam Research, and Pfizer. BackWeb also serves customers through partnerships with BEA, Oracle PeopleSoft, Salesforce.com and SAP. BackWeb’s operations are centered in San Jose, California, New York, New York, and Rosh Ha ‘ayin, Israel. Make every minute of your mobile professional’s day productive; visit www.backweb.com or call (877) 222-5932.
© 2007 BackWeb Technologies Ltd. All rights reserved. BackWeb is a registered trademark and Offline Access Server is a trademark of BackWeb Technologies Ltd. All other trademarks are property of their respective owners.
Oracle and PeopleSoft are registered trademarks of Oracle Corporation and/or its affiliates.
Statements in this news release, which are not purely historical, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements of beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, statements regarding our ability to successfully complete the acceptance process in order to recognize revenue from a source code license agreement entered into during Q1 2007, our ability to expand the reach of our sales and marketing efforts through our partners, and our ability to achieve our long-term goal of driving sales growth from our portfolio of products and our near term goal of achieving profitability. Actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the Company may be unable to achieve initial software acceptance under the source code license in a timely manner or at all, which would significantly reduce the revenue the Company will recognize from such agreement; the uncertainty of market acceptance of offline access products or the Company’s ability to license those products to customers; general economic conditions or any downturn in IT industry spending; the ability of BackWeb to develop innovative technology and deliver solutions that meet customer needs; and the potential emergence of competitive technologies or competitor companies. In addition, please refer to our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006, which contain more detailed descriptions of the risks facing our business. BackWeb assumes no obligation to update any of the forward-looking statements in this release.

BackWeb Technologies Ltd.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2007	2006
	Unaudited
ASSETS
Current assets:
Cash and investments	$4,519	$4,494
Trade accounts receivable, net	1,297	1,369
Other current assets	449	494

Total current assets	6,265	6,357

Long-term investments and other assets	68	42
Property and equipment, net	115	128

Total assets	$6,448	$6,527

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,795	$1,747
Deferred revenue	1,277	949

Total current liabilities	3,072	2,696

Long-term liabilities	—	—
Total shareholders’ equity	3,376	3,831

Total liabilities and shareholders’ equity	$6,448	$6,527

BackWeb Technologies Ltd.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended
	March 31, 2007	March 31, 2006
	Unaudited	Unaudited
Revenue:
License	$468	$791
Service	705	865

Total revenue	1,173	1,656

Cost of revenue:
License	31	21
Service	184	240

Total cost of revenue	214	261

Gross profit	959	1,395

Operating expenses:
Research and development	473	582
Sales and marketing	613	1,075
General and administrative	377	605

Total operating expenses	1,463	2,262

Loss from operations	(504)	(867)

Finance and other income, net	25	25

Net loss	$(479)	$(842)

Net loss per share	$(0.01)	$(0.02)

Shares used in computing net loss per share	41,144	41,143

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Contacts:
MEDIA	INVESTORS
Rachel Clark	David Collins
BackWeb Technologies	Jaffoni & Collins
(408) 933-1771	(212) 835-8500
rclark@backweb.com	bwebf@jcir.com